Exhibit 4.1

REGISTERED GLOBAL SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, 55 WATER STREET, NEW YORK, NEW YORK (“DTC”), TO THE REPUBLIC OF SOUTH AFRICA OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1	US$500,000,000

REPUBLIC OF SOUTH AFRICA

4.850% Notes due 2029

ISIN No. US836205BA15

CUSIP No. 836205 BA1

The Republic of South Africa (herein called the “Issuer” or “South Africa”), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum set forth on the face hereof on September 30, 2029 and to pay interest thereon from September 30, 2019 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 30 and September 30 in each year (each, an “Interest Payment Date”), commencing March 30, 2020, at the rate of 4.850% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Fiscal Agency Agreement hereinafter referred to, be paid to the person (the “registered holder”) in whose name this Security (or one or more predecessor Securities) is registered at the close of business on the preceding March 15 or September 15 (whether or not a business day), as the case may be (each a “Regular Record Date”), next preceding such Interest Payment Date. Interest will be calculated on a 360 day year, consisting of twelve 30 day months. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the registered holder on such Regular Record Date and may either be paid to the person in whose name this Security (or one or more predecessor Securities) is registered at the close of business on a special record date for the payment of such interest to be fixed by South Africa, notice whereof shall be given to registered holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange.

Principal of (and premium, if any, on) this Security shall be payable against surrender hereof at the corporate trust office of the Fiscal Agent hereinafter referred to and at the offices of such other Paying Agents as South Africa shall have appointed pursuant to the Fiscal Agency Agreement. Payments of any interest on this Security shall be made, in accordance with the foregoing and subject to applicable laws and regulations, by check mailed on or before the due date for such payment to the person entitled thereto at such person’s address appearing on the aforementioned register or, in the case of payments of principal (and premium, if any) to such other address as the registered holder may specify upon such surrender; provided, however, that any payments shall be made, in the case of a registered holder of at least US$1,000,000 aggregate principal amount of Securities of such Series, by transfer for value on the date for such payment to an account denominated in U.S. dollars maintained by the payee with a bank, if such registered holder so elects by giving notice to the Fiscal Agent, not less than 15 days (or such fewer days as the Fiscal Agent may accept at its discretion) prior to the date of the payments to be obtained, of such election and of the account to which payments are to be made. The Issuer covenants that until this Security has been delivered to the Fiscal Agent for cancellation, or monies sufficient to pay the principal of (and premium, if any, on) and interest on this Security have been made available for payment and either paid or returned to the Issuer as provided herein, it will at all times maintain offices or agencies in the Borough of Manhattan, The City of New York and elsewhere, as the Issuer may determine, for the payment of the principal of (and premium, if any, on) and interest on the Securities as herein provided. The Issuer further covenants that in the event of the issuance of Definitive Securities (the “Definitive Securities”) and for as long as the Securities are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, it will at all times maintain a listing agent, transfer agent and paying agent in Luxembourg.

The Securities are issued pursuant to the amended and restated fiscal agency agreement, dated as of February 10, 2017 (the “Fiscal Agency Agreement”), between, among others, South Africa and Citibank N.A., London Branch (the “Fiscal Agent”). The Securities will benefit from a Currency Transfer Guarantee of the South African Reserve Bank, dated September 25, 2019, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control regulations, pursuant to which the South African Reserve Bank will irrevocably and unconditionally guarantee that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the Securities will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Fiscal Agent or an affiliate of the Fiscal Agent by manual signature, this Security shall not be valid or obligatory for any purpose.

In Witness Whereof, the Issuer has caused this instrument to be duly executed.

Dated: September 30, 2019

REPUBLIC OF SOUTH AFRICA

By:
Tshepiso Moahloli
Chief Director: Liability Management
National Treasury of the
Republic of South Africa

This is one of the Securities of the series designated therein referred to in the within-mentioned Fiscal Agency Agreement.

CITIBANK N.A., LONDON BRANCH

as Fiscal Agent

By:
Authorized Signatory

1.                            This Security is one of a duly authorized issue of securities of the Issuer consisting of US$500,000,000 principal amount of 4.850% Notes due 2029 (herein called the “Securities”), issued and to be issued in one or more series in accordance with the amended and restated fiscal agency agreement, dated as of February 10, 2017 (herein called the “Fiscal Agency Agreement”), between, among others, South Africa and Citibank N.A., London Branch (the “Fiscal Agent”, which term includes any successor fiscal agent under the Fiscal Agency Agreement), copies of which Fiscal Agency Agreement are on file and available for inspection at the corporate trust office of the Fiscal Agent located at Citigroup Centre, Canada Square, London E14 5LB, United Kingdom (the “Corporate Trust Office”). This Security is one of the series designated on the face hereof, limited initially to the aggregate principal amount of US$2,000,000,000. The Securities are Equal Ranking Securities and Aggregated Collective Action Securities under the Fiscal Agency Agreement. Capitalized terms not defined herein shall have the respective meanings set forth in the Fiscal Agency Agreement. The Securities constitute and will constitute direct, general, unconditional, and unsecured External Indebtedness of the Republic and will rank, without any preference among themselves and equally, with all other External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Securities ratably with payments being made under any other External Indebtedness. South Africa hereby pledges its full faith and credit for the due and punctual payment of, and for the due and timely performance of all of its obligations relating to, the Securities.  Amounts payable in respect of principal of and interest on the Securities will be charged upon and be payable by the Issuer, equally and ratably with all other amounts so charged and amounts payable in respect of all other general loan obligations of South Africa. The Securities will benefit from a Currency Transfer Guarantee of the South African Reserve Bank, dated September 25, 2019, in its capacity as the agent for the Minister of Finance for purposes of enforcement of South African Exchange Control regulations, pursuant to which the South African Reserve Bank will irrevocably and unconditionally guarantee that the transfer to the Fiscal Agent of all sums in the amount and in the currency required for the fulfillment of the financial obligations arising from the Securities will be authorized in good time, under all circumstances and without any limitations, notwithstanding any restrictions that may be in force at the time thereof in South Africa, and without any obligation to submit any affidavit or to comply with any other formality.

South Africa hereby agrees that it will not create any Encumbrance upon the whole or any part of its present or future revenues or assets to secure any present or future External Indebtedness without securing the outstanding Securities equally and ratably with such External Indebtedness, and the instrument creating any such mortgage, pledge or charge shall expressly provide therefor. “Encumbrance” shall mean any mortgage, charge, pledge, lien or other arrangement creating security other than any security on goods or other assets provided to or acquired by South Africa and securing a sum not greater than the purchase price (together with interest and other related charges) of such goods or assets and any related services.  “External Indebtedness” shall mean all indebtedness of South Africa in respect of moneys borrowed by South Africa and guarantees given by South Africa for moneys borrowed by others which is expressed or denominated in a currency or currencies other than South African rand or which is, at the option of the person entitled thereto, payable in a currency or currencies other than South African rand.

2.                            Except as set forth in the following sentence, the Securities are issuable only as fully registered global securities, without coupons, each registered in the name of DTC, a nominee thereof or a successor to DTC or a nominee thereof (for purposes of this paragraph 2, each, a “Global Security”), and (i) no Global Security may be transferred, except in whole and not in part, and only to DTC, one or more nominees of DTC or one or more respective successors of DTC and its nominees, and (ii) no Global Security may be exchanged for any Security other than another Global Security. Notwithstanding any other provision of the Fiscal Agency Agreement or this Global Security, a Global Security may be transferred to, or exchanged for registered Securities registered in the name of, a person other than DTC, a nominee of DTC or a successor of DTC or its nominee if (i) DTC notifies South Africa in writing that it is unwilling or unable to discharge its responsibilities as depositary for such Global Security properly and a successor is not appointed by South Africa within 90 days after receiving such notice, (ii) South Africa, in its sole discretion, instructs the Fiscal Agent in writing that a Global Security shall be so transferable and exchangeable or (iii) there shall have occurred and be continuing an event of default with respect to the Securities evidenced by this Global Security (as set forth in paragraph 6). Registered Securities issued in exchange for this Global Security will be registered in such names, and issued in such denominations (of US$200,000 and higher integral multiples of US$1,000 thereof), as an authorized representative of DTC shall request.

So long as DTC, or its nominee, is the registered owner of this Global Security, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Securities represented by this Global Security for all purposes of the underlying Securities.  Ownership of beneficial interests in this Global Security will be limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants.  Ownership of beneficial interests in this Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants).  Except as provided above, owners of beneficial interests in this Global Security will not be entitled to have the Securities represented by this Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form upon exchange or otherwise and will not be considered the owners or Holders of any Securities represented by this Global Security.  Accordingly, such person owning a beneficial interest in this Global Security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any right of a Holder of Securities.  The laws of some States within the United States require that certain purchasers of securities take physical delivery of such securities in definitive form.  Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in this Global Security.

3.                            The Issuer shall maintain an office or agency where Securities may be surrendered for registration of transfer or exchange. The Issuer has initially appointed the Corporate Trust Office for such purpose and has agreed to cause to be kept at such office a register in which, subject to such reasonable regulations as it may prescribe, South Africa will provide for the registration of Securities and registration of transfers of Securities. In addition, South Africa has appointed the main offices of Banque Internationale à Luxembourg SA in Luxembourg as a transfer agent (together with the Corporate Trust Office, the “Transfer Agents”), where Securities may be surrendered for registration of transfer or exchange. South Africa reserves the right to vary or terminate the appointment of the Fiscal Agent as security registrar or of any Transfer Agent or to appoint additional or other registrars or Transfer Agents or to approve any change in the office through which any security registrar or any Transfer Agent acts.

Subject to paragraph 2, the transfer of a Security is registrable on the aforementioned register upon surrender of such Security at the Corporate Trust Office of the Fiscal Agent or, if applicable, the Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Fiscal Agent, or, if applicable, the Transfer Agent, duly executed by, the registered holder thereof or his attorney duly authorized in writing. Upon such surrender of this Security for registration of transfer, the Issuer shall execute, and the Fiscal Agent, or, if applicable, the Transfer Agent, shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Securities, dated the date of authentication thereof, of any authorized denominations and of a like aggregate principal amount.

At the option of the registered holder upon request confirmed in writing, Securities may be exchanged for Securities of any authorized denominations and of a like tenor, form and aggregate principal amount upon surrender of the Securities to be exchanged at the Corporate Trust Office of the Fiscal Agent, or, if applicable, at the office of the Transfer Agent in Luxembourg. Whenever any Securities are so surrendered for exchange, the Issuer shall execute, and the Fiscal Agent or, if applicable, the Transfer Agent, shall authenticate and deliver, the Securities which the registered holder making the exchange is entitled to receive. Any registration of transfer or exchange will be effected upon the Fiscal Agent or, if applicable, the Transfer Agent, being satisfied with the documents of title and identity of the person making the request and subject to such reasonable regulations as the Issuer may from time to time agree with the Fiscal Agent or, if applicable, the Transfer Agent. In the case of a transfer of part only of a Definitive Security, a new certificate in respect of the balance not transferred will be issued to the transferor.

All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of South Africa, evidencing the same debt, and entitled to the same benefits, as the Securities surrendered upon such registration of transfer or exchange. No service charge shall be made for any registration of transfer or exchange, but South Africa may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than an exchange in connection with a partial redemption of a Security not involving any registration of a transfer.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Fiscal Agent, or, if applicable, the Transfer Agent, and any agent of the Issuer, the Fiscal Agent or the Transfer Agent may treat the person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Fiscal Agent nor any such agent shall be affected by notice to the contrary.

To the extent permitted by applicable law, the Securities shall become void unless presented for payment within a period of 10 years following (i) the maturity date or (ii) if payment in full has not been received by the Fiscal Agent or a Paying Agent on or prior to such date, the date on which notice is given to holders of the Securities that payment in full has been received.

The Issuer may from time to time without notice to or the consent of the registered holders of the Securities create and issue further securities ranking equally and ratably with the Securities in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further securities or except for the first payment of interest following the issue date of such further securities) and so that such further securities shall be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption or otherwise as the Securities.

4.                            (a)                       The Issuer shall pay to the Fiscal Agent at the Corporate Trust Office, on or prior to each Interest Payment Date and the maturity date of the Securities, in such amounts sufficient (with any amounts then held by the Fiscal Agent and available for the purpose) to pay the interest on and the principal of, the Securities due and payable on such Interest Payment Date or maturity date, as the case may be. The Fiscal Agent shall apply the amounts so paid to it to the payment of such interest and principal in accordance with the terms of the Securities. Any monies paid by the Issuer to the Fiscal Agent for the payment of the principal of (or premium, if any) or interest on any Securities and remaining unclaimed at the end of two years after such principal (or premium) or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the Issuer upon its written request, and upon such repayment all liability of the Fiscal Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of (and premium, if any) and interest on this Security as the same shall become due.

In the event Definitive Securities are issued in the manner described above in paragraph 2, the Issuer shall pay to the Paying Agent at its principal office in Luxembourg, on or prior to each Interest Payment Date and the maturity date of the Securities, in such amounts sufficient (with any amounts then held by the Paying Agent and available for the purpose) to pay the interest on and the principal of, the Securities due and payable on such Interest Payment Date or maturity date, as the case may be. Payment of principal on the Definitive Securities will be made only against presentation and surrender of the Definitive Securities to the Paying Agent. The Paying Agent shall apply the amounts so paid to it to the payment of such interest and principal in accordance with the terms of the Securities. Any monies paid by the Issuer to the Paying Agent for the payment of the principal of (or premium, if any) or interest on any Securities and remaining unclaimed at the end of two years after such principal (or premium) or interest shall have become due and payable (whether at maturity or otherwise) shall then be repaid to the Issuer upon its written request, and upon such repayment all liability of the Paying Agent with respect thereto shall cease, without, however, limiting in any way any obligation the Issuer may have to pay the principal of (and premium, if any) and interest on this Security as the same shall become due. South Africa reserves the right to vary or terminate the appointment of the Paying Agent in Luxembourg or to appoint additional or other Paying Agents or to approve any change in the office through which any Paying Agent acts, provided that there will at all times be a Paying Agent in Luxembourg.

(b)                       In any case where the date of payment of the principal of (and premium, if any, on) or interest (including Additional Amounts) on the Securities shall not be a Business Day, then payment of principal (and premium, if any) or interest (including Additional Amounts) need not be made on such date at the relevant place of payment, but may be made on the next succeeding Business Day.  Any payment made on a date other than the date on which such payment is due as set forth herein shall have the same force and effect as if made on the date on which such payment is due, and no interest shall accrue for the period after such date. “Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York City (or in the city where the relevant paying or transfer agent is located) are required or authorized by law to close.

5.                            (a)                       Subject to certain exceptions in current South African tax law, all payments of principal and interest in respect of the Securities will be exempt from taxes, levies, imposts, duties, deductions, withholdings or other charges, of whatsoever nature, imposed, levied, collected, withheld or assessed by the Republic of South Africa or any political sub-division or taxing authority thereof or therein (all of which are referred to herein as “South African Taxes”) so long as the beneficial owner of the relevant Security is:

i.      a natural person who is not a tax resident in South Africa as defined in the South African Income Tax Act, unless:

A.            that person carries on business in South Africa through a permanent establishment; or

B.            that person was physically present in South Africa for a period exceeding 183 days in aggregate during the relevant year of assessment; or

ii.   a company, incorporated association, corporation or other body corporate which is not a resident as defined in the South African Income Tax Act, who does not carry on business in South Africa through a permanent establishment.

A company, incorporated association, corporation or other body corporate will be a resident of South Africa if it is incorporated, established or formed in South Africa or if it is effectively managed in South Africa, unless it is considered exclusively a resident of another country for purposes of the application of any agreement entered into between the governments of the Republic of South Africa and that other country for the avoidance of double taxation.

Without prejudice to the foregoing, if any payment of principal or interest is not exempt as aforesaid, South Africa shall pay, to the extent permitted by law, such additional amounts as are necessary in order that the net payment, after the imposition of any South African Taxes in respect thereof, will not be less than the amount the holder would have received in the absence of such taxes, except that no such additional amounts shall be payable in respect of any Security:

i.      on which any South African Taxes are imposed by reason of the failure of the holder or beneficial owner of such Security to make a declaration of non-residence or other similar claim for exemption to the relevant tax authority; or

ii.   presented for payment more than 30 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to additional amounts on presenting the same for payment on the expiry of such period of 30 days.

As used herein, the “Relevant Date” means the date on which such payment first becomes due or, if the full amount of the money payable has not been received by the Fiscal Agent on or prior to such due date, it means the date on which, the full amount of such money having been so received, notice to that effect shall have been duly given in the manner provided in the Fiscal Agency Agreement.

Any reference herein to principal and/or interest shall be deemed also to refer to any additional amounts which may be payable hereunder.

South Africa shall pay all stamp and other duties, if any (and any taxes which may replace such stamp or other duties), which may be imposed by the Republic of South Africa, the United States or any political subdivision thereof or taxing authority of or in the foregoing with respect to the Fiscal Agency Agreement of the issuance of this Security.

(b)                     Except as specifically provided in this Security, the Issuer shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority thereof or therein. Whenever in this Security there is a reference, in any context, to the payment of the principal of (or premium, if any, on) or interest on, or in respect of, any Security, such mention shall be deemed to include mention of the payment of additional amounts provided for in paragraph 5(a) to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the provisions of such paragraph and express mention of the payment of additional amounts (if applicable) in any provisions hereof shall not be construed as excluding additional amounts in those provisions hereof where such express mention is not made.

6.                          In the event of:

(a)                     default in the payment of any principal of (and premium, if any, on) and interest on any of the Securities and the continuance of such default for a period of more than 30 days after the due date; or

(b)                     in the event of failure to perform or observe any other obligation under the Securities and the continuance of such default for the period of 60 days following written notice thereof to South Africa by any holder of Securities (except where such failure is not capable of remedy, in which event no notice shall be required); or

(c)                      if (i) any other present or future External Indebtedness becomes due and payable prior to the stated maturity thereof by reason of default, or any such External Indebtedness is not paid at the maturity thereof as extended by any grace period applicable thereto, or any such External Indebtedness in the form of a guarantee is not honored when due and called upon or within any grace period applicable thereto, or (ii) South Africa shall declare a general moratorium on the payment of any External Indebtedness;

then, and in every such case, the Fiscal Agent shall, upon the instruction of the holders of not less than 25% of the aggregate principal amount of the Securities at the time outstanding (as defined in the Fiscal Agency Agreement) at that time, by written demand given to South Africa with a copy to the Fiscal Agent, declare all the Securities to be, and the principal amount of all the Securities and the accrued interest thereon shall thereupon become, immediately due and payable, unless prior to receipt of such demand by South Africa all such events of default shall have been cured, waived or otherwise remedied. If any and all existing events of default hereunder shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the holders of more than 50% of the aggregate principal amount of the Securities at the time outstanding, by written notice to South Africa and to the Fiscal Agent as set forth in the Fiscal Agency Agreement, by written consent or by a vote at meeting held in accordance with Section 14 of the Fiscal Agency Agreement, may, on behalf of all the holders, rescind and annul any prior declaration of the acceleration of the principal of and interest accrued on the Securities and its consequences, but no such rescission and annulment shall extend to or affect any subsequent default, or shall impair any right consequent thereon. This paragraph 6 shall be subject to Sections 16A, 18 and 19 of the Fiscal Agency Agreement.

7.                            If any mutilated Security is surrendered to the Fiscal Agent or, if applicable, a Paying Agent, the Issuer shall execute, and the Fiscal Agent or, if applicable, the relevant Paying Agent, shall authenticate and deliver in exchange therefor, a new Security of like tenor and principal amount, bearing a number not contemporaneously outstanding.

If there be delivered to the Issuer, the Fiscal Agent or, if applicable, a Paying Agent, (i) evidence to their satisfaction of the destruction, loss or theft of any Security and (ii) such security or indemnity as may be required by them to save each of them and any agent of each of them harmless, then, in the absence of notice to the Issuer, the Fiscal Agent or, if applicable, the relevant Paying Agent, that such Security has been acquired by a bona fide purchaser, the Issuer shall execute, and upon its request the Fiscal Agent or, if applicable, the relevant Paying Agent, shall authenticate and deliver in lieu of any such destroyed, lost or stolen Security a new Security of like tenor and principal amount and bearing a number not contemporaneously outstanding.

Upon the issuance of any new Security under this paragraph, the Issuer may require the payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and the expenses of the Fiscal Agent or, if applicable, the Paying Agent) connected therewith.

Every new Security issued pursuant to this paragraph in lieu of any destroyed, lost or stolen Security, shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Security shall be at any time enforceable by anyone.

Any new Security delivered pursuant to this paragraph shall be so dated that neither gain nor loss in interest shall result from such exchange.

The provisions of this paragraph 7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

8.                            As provided in the Fiscal Agency Agreement, South Africa and the Fiscal Agent, may without the consent of any holder of Securities of any Series, agree to a Modification (as such term is defined below) of the Securities of such Series or to the Fiscal Agency Agreement as it relates to that Series for the purpose of: (A) adding to the covenants of South Africa for the benefit of the holders of the Securities of such Series, (B) surrendering any right or power conferred upon South Africa with respect to Securities of such Series, (C) securing the Securities of such Series, (D) curing any ambiguity, or curing, correcting or supplementing any defective provision in the Securities of that Series or the Fiscal Agency Agreement or (E) amending the Securities of such Series or the Fiscal Agency Agreement in any manner which South Africa and the Fiscal Agent may determine and which does not does not adversely affect the interest of any holder of the Securities of such Series in any material respect (each such modification, a “Technical Modification”). Any such Technical Modifications shall be binding on all holders of the Securities of such Series, and unless the Fiscal Agent otherwise requires, South Africa shall provide notice of any such Technical Modification to the Fiscal Agent for onward distribution to such holders of the Securities as soon as practicable thereafter.

Modifications proposed by South Africa to the terms and conditions of the Securities of a single Series, or to the Fiscal Agency Agreement insofar as they affect the Securities of a single Series, that are not Reserved Matter Modifications (as defined below) or Technical Modifications, may be approved by holders of the Securities of such Series (by vote at a meeting of the holders of Securities of such Series or by a written consent of such holders of Securities of such Series), and future compliance therewith may be waived, with the written consent of South Africa and the affirmative vote (if approved at a meeting of the holders of the Securities of such Series) or consent (if approved by a written action) of holders of more than 50% of the aggregate principal amount of the Outstanding Securities of that Series.

Reserved Matter Modifications proposed by South Africa may be approved by holders of Securities (by vote at a meeting of the holders of Securities or by a written consent of such holders) in one of three ways (each, a “Modification Method”): (A) by the holders of the Securities of each Series subject to the proposed Modification (a “Single Series Reserved Matter Modification”), (B) for proposed Cross-Series Modifications (as defined below) that are Uniformly Applicable (as defined below), by the holders of two or more Series of Securities whose votes or written consents will be aggregated for the purpose of determining whether the approval threshold has been met (a “Cross-Series Modification with Single Aggregated Voting”), and (C) for proposed Cross-Series Modifications that are not Uniformly Applicable, by the holders of two or more Series of Securities whose votes or written consents (x) taken together, must meet an aggregated approval threshold and (y) taken separately for each Series of Securities covered by that proposed Cross-Series Modification, must meet a separate approval threshold (a “Cross-Series Modification with Two Tier Voting”). The Republic shall have the discretion to select a Modification Method for a proposed Reserved Matter Modification and to designate which Series of Securities will be included in the aggregated voting for a proposed Cross-Series Modification; provided, however, that once South Africa selects a Modification Method and designates the Series of Securities that will be subject to a proposed Cross-Series Modification, those elections will be final for purposes of that vote or consent solicitation. The Republic may simultaneously propose two or more Cross-Series Modifications, each affecting different Series of Securities, or one or more Cross-Series Modifications together with one or more Single Series Modifications.

Any Modification constituting or including a Reserved Matter Modification to the terms and conditions of the Securities of a single Series, or to the Fiscal Agency Agreement insofar as it affects the Securities of a single Series, may be made, and future compliance therewith may be waived, with the written consent of South Africa and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Securities of that Series.

Any Cross-Series Modification constituting or including a Reserved Matter Modification that is Uniformly Applicable to the terms and conditions of the Securities of two or more Series, or to the Fiscal Agency Agreement insofar as it affects the Securities of two or more Series, may be made, and future compliance therewith may be waived, with the written consent of South Africa and the affirmative vote or consent of holders of more than 75% of the aggregate principal amount of the Outstanding Securities of all the Series affected by the proposed Modification (taken in the aggregate).

Any Cross-Series Modification constituting or including a Reserved Matter Modification that is not Uniformly Applicable to the terms and conditions of the Securities of two or more Series or to the Agreement in so far as it affects the Securities of two or more Series, may be made, and future compliance therewith may be waived, with the written consent of South Africa and:  (A) the affirmative vote or consent of holders of more than 66  2/3% of the aggregate principal amount of the Outstanding Securities of all the Series affected by that proposed Modification (taken in the aggregate), and (B) the affirmative vote or consent of holders of more than 50% of the aggregate principal amount of the Outstanding Securities of each Series affected by that proposed Modification (taken individually).

It is understood that a Cross-Series Modification constituting or including a Reserved Matter Modification to the terms and conditions of the affected Securities that is not Uniformly Applicable must be effected pursuant to this subsection (vii); such a Cross-Series Modification that is

Uniformly Applicable may be effected pursuant to subsection (vi) or (vii) of Section 16A of the Fiscal Agency Agreement, at the Issuer’s option.

For purposes of this paragraph the following terms have the definitions as follows:

“Aggregated Collective Action Securities” means any Securities of any Series issued after April 6, 2016 that are in their terms explicitly stated to be “Aggregated Collective Action Securities” and are distinguished from Collective Action Securities as defined in Section 19A of the Fiscal Agency Agreement.

“Cross-Series Modification” means a Modification constituting a Reserved Matter affecting two or more Series of Securities.

“Modification” means any modification, amendment, supplement or waiver affecting one or more Series of Securities, including those effected by way of exchange or conversion.

“Outstanding” in the context of the principal amount of Securities, shall be determined in accordance with Section 19 (“Outstanding” Defined) of the Fiscal Agency Agreement.

“Reserved Matter” means any Modification to the terms and conditions of any Series of Securities, or to the Fiscal Agency Agreement insofar as it affects the Securities of such Series, that would: (i) change the due dates for the payment of principal of or interest on the Securities of such Series, (ii) reduce any amounts payable on the Securities of such Series, (iii) reduce the amount of principal payable upon acceleration of the maturity of the Securities of such Series, (iv) reduce the interest rate of the Securities of such Series, (v) change the payment currency or places of payment for the Securities of such Series, (vi) permit early redemption of the Securities of such Series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price, (vii) reduce the percentage of holders of the Securities required for the taking of any action pursuant to Section 16A (Modifications) or change the definition of “Outstanding” with respect to the Securities of such Series, (viii) change South Africa’s obligation to pay any additional amounts in respect of the Securities of such Series, (ix) change the governing law provision of the Securities of such Series, (x) change the courts to the jurisdiction of which South Africa has submitted, South Africa’s obligation to appoint and maintain an agent for service of process in Washington, D.C. or The City of New York or South Africa’s waiver of immunity, in respect of actions or proceedings brought by any holder of the Securities of such Series, as set forth in Section 12 hereof, (xi) in connection with an exchange offer for the Securities of such Series, amend any Event of Default (as defined in the terms of the Securities of such Series), (xii) change the status of the Securities of such Series, as set forth in the terms of the Securities of such Series and as described under “Description of Debt Securities—Nature of the Obligations of the South African Government” in the prospectus, as amended by any prospectus supplement and any pricing supplement, applicable to the Securities of such Series, or (xiii) change the definition of “Uniformly Applicable”, “Reserved Matter” or “Reserved Matter Modification”.

“Reserved Matter Modification” is any Modification to a Reserved Matter.

“Uniformly Applicable”, in the context of a proposed Cross-Series Modification, means a Modification by which holders of Securities of all series affected by that Modification are invited to exchange, convert or substitute their Securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. This paragraph 8 shall be subject to Sections 16A, 18 and 19 of the Fiscal Agency Agreement.

9.                            Subject to paragraph 8, no reference herein to the Fiscal Agency Agreement and no provision of this Security or of the Fiscal Agency Agreement shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

10.                     South Africa may, from time to time, without the consent of the holders, create and issue additional securities having terms and conditions the same as the Securities, or the same except for the amount of the first payment of interest, which additional securities may be consolidated and form a single series with the outstanding Securities; provided that such additional securities do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount, if any, than the Securities have as of the date of the issue of such additional securities.

11.                     THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12.                     South Africa hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Security, and to constitute the same and valid obligation of South Africa in accordance with its terms, have been done and performed and have happened in due and strict compliance with the applicable laws of the Republic of South Africa.

13.                    South Africa has appointed Ambassador Mninwa Mahlangu, Ambassador of the Republic of South Africa to the United States, 3051 Massachusetts Avenue, Washington, D.C. 20008, and his successors as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action arising out of or based on the Securities which may be instituted in any State or Federal court in The City of New York by the holder of any Security, and South Africa expressly accepts the jurisdiction of any such court in respect of such action. The Issuer hereby irrevocably waives any immunity to service of process and any objection to venue in respect of any such action to which it might otherwise be entitled in any action arising out of or based on the Securities which may be instituted by the holder of any Security in any State or Federal court in The City of New York or in any competent court in the Republic of South Africa. Such appointment shall be irrevocable until all amounts in respect of the principal of (and premium, if any) and any interest due and to become due on or in respect of all the Securities have been either paid or returned to the Issuer as provided in Section 8(c) of the Fiscal Agency Agreement. South Africa hereby waives irrevocably any immunity from jurisdiction (but not execution or attachment or process in the nature thereof) to which it might otherwise be entitled in any action arising out of or based on the Securities which may be instituted by the holder of any Security in any State or Federal court in The City of New York or in any competent court in the Republic of South Africa. Neither such appointment nor such waiver of immunity shall be interpreted to include actions brought under the United States Federal securities laws.